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EXHIBIT 10.36

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made on February 28, 2002, with an effective date of January 1, 2002 ("Effective Date"), by and between PDS GAMING CORPORATION, a Minnesota corporation, its successors and assigns ("Employer") and JOE S. ROLSTON IV, an individual ("Employee").

RECITALS

        WHEREAS, Employer is in the business of (i) providing equipment financing and related financial advisory services to gaming and gaming related businesses throughout the United States, (ii) buying and selling gaming devices and equipment; (iii) owning and operating casino operations; and (iv) engaging in other related businesses; and

        WHEREAS, Employer desires to secure the benefits of Employee's services as well as the benefits of Employee's background, knowledge, experience, ability, and expertise to promote and maintain Employer's growth, viability and profitability; and

        WHEREAS, Employee is desirous of being employed by Employer in accordance with the terms and conditions set forth herein.

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and conditions set forth herein and other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged by the parties, it is agreed as follows:

        1.    Nature of Employment and Duties of Employee.

          a.    Employee is hired and shall serve as Executive Vice President, General Counsel and Corporate Secretary with duties, powers and responsibilities consistent with such position. In such position, Employee shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of Employer.

          b.    Employee shall be considered an "Executive Officer" of the Employer pursuant to the Employer's corporate Bylaws, as may be amended from time to time.

          c.    Employee shall be a full-time employee of Employer and shall devote such substantial and sufficient amounts of Employee's full energy, productive time, ability, and attention to the business of Employer and to the performance of Employee's assigned duties, to discharge those duties in a diligent and professional manner, and not to engage in any other activities that would materially interfere with the performance of Employee's duties under this Agreement or engage in any activity competitive with or adverse to the Employer's business or welfare as may be reasonable and necessary to accomplish the objectives and complete the tasks assigned to Employee. Prior written consent of Employer shall be required before Employee shall undertake to perform any outside services of a business, commercial, or professional nature, whether for compensation or otherwise. Written consent shall not be required as to Employee's reasonable participation in educational and professional activities related to the maintenance of Employee's qualifications and stature in Employee's profession.

          d.    Employer may assign Employee to another position commensurate with Employee's training, skills or experience so long as the position is acceptable to both parties and compensation paid to Employee is equal to or greater than the compensation provided in this Agreement.

        2.    Term, Severance upon Non-Renewal.

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          a.    Employer hereby employs, and Employee hereby accepts employment with Employer, from the Effective Date herein through the 31st day of December of the year of said Effective Date. Thereafter, this Agreement shall automatically renew and shall continue to automatically renew for periods of one (1) year each until such time as:

            i.      Employer gives not less than thirty (30) days' written notice (on or before December 1st) to Employee that this Agreement will not be renewed; or

            ii.    Employee gives not less than thirty (30) days' written notice (on or before December 1st) to Employer that this Agreement will not be renewed; or

            iii.    This Agreement is terminated pursuant to Section 5, Section 6, Section 7 or Section 8 of this Agreement.

The initial employment term, any renewals of this Agreement, and any period during which this Agreement remains in effect are hereinafter collectively referred to herein as the "Term".

          b.    In the event, Employer elects not to renew this Agreement as provided in Section 2(a)(i) above, Employee shall be entitled to a severance benefit in an amount equal to fifty percent (50%) of Employee's then current Base Annual Salary (as defined in Section 4(a) below), which shall be paid in a lump sum on or before December 31st of the year such election by Employer is made.

        3.    Uniqueness of Services. Employee hereby acknowledges that the services to be performed by Employee's under the terms of this Agreement are of a special and unique value. Accordingly, the obligations of Employee under this Agreement are non-assignable.

        4.    Compensation of Employee.

          a.    Base Annual Salary. Subject to other specific provisions in this Agreement, as compensation for services hereunder, Employee shall receive a Base Annual Salary at the rate of not less than $200,000.00 per annum ("Base Annual Salary"). Employee's Base Annual Salary shall be payable in equal installments on the fifteenth and last day of each month or more often at the election of Employer.

          b.    Annual Review. Employer agrees to review the Base Annual Salary of Employee annually during the term of this Agreement. The Compensation Committee of the Board of Directors of Employer ("Compensation Committee"), in its sole discretion, may increase Employee's Base Annual Salary dependent upon various factors which include without limitation Employee's performance, the compensation paid to similarly situated employees of businesses similar in type and size to Employer, the financial condition of Employer, and the economic and market conditions to which Employer is or may be subject. The minutes of any Compensation Committee meeting whereby Employee's Base Annual Salary is increased pursuant to this section shall hereafter be attached to this Agreement and such increase shall become fully incorporated into this Agreement as though set forth at length herein.

          c.    Specific Grant of Stock Options. Employer will grant to Employee 7,500 options per year to purchase shares of Employer's common stock, which subject to Section 7 and Section 8 herein, shall vest over a five (5) year period. Employee's stock option rights as set forth in this subsection will be more fully defined in a separate agreement. The stock options to be granted to Employee pursuant to this section shall be in addition to, and separate and apart, from any stock options previously granted under any other contract or agreement preceding this Agreement.

          d.    Benefits. Employee shall receive such benefits, fringe benefits and entitlements as is usual and customary for Employer to provide an employee of like status and position and are consistent with Employer's established policies and procedures on employment, which may be revised from time to time in the sole discretion of Employer. Such benefits are subject to any limitations on

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  such benefits to officers, directors or other highly paid employees in order that such benefit programs qualify under Federal or State law for favored tax and/or other treatment.

          e.    Discretionary Time Off. Commencing on the Effective Date, Employee shall accrue Discretionary Time Off at the rate established by Employer's Employee Policies and Procedures Manual, as may be amended from time to time, starting at a minimum rate of 6.66 hours per pay period.

          f.      Business Expenses. Upon submission of proper vouchers or receipts, Employer will pay or reimburse Employee for reasonable business expenses incurred in performing Employee's duties and promoting the business of Employer.

          g.    Possible Annual Cash Bonus. During the term of this Agreement, Employee may be paid an annual cash bonus in addition to Employee's Base Annual Salary ("Annual Cash Bonus"). The decision to grant an Annual Cash Bonus and the amount thereof shall be within the sole and absolute discretion of the Compensation Committee and shall be based on various factors which include without limitation Employee's performance, the compensation paid to similarly situated employees of businesses similar in type and size to Employer, the financial condition of Employer, and the economic and market conditions to which Employer is or may be subject. Any such Annual Cash Bonus shall be paid on or before the end of the second calendar month following the bonus calendar year and normal and customary payroll withholdings shall apply. The Employee shall not be eligible for any Annual Cash Bonus unless this Agreement is in effect at the time of such bonus is disbursed.

          h.    Possible Stock Option Bonus. During the term of this Agreement, Employee may be granted stock options in addition to Base Annual Salary or other compensation as set forth above ("Stock Option Bonus"). The decision to grant a Stock Option Bonus and the amount thereof shall be within the sole and absolute discretion of the Compensation Committee and shall be based on various factors which include without limitation Employee's performance, the compensation paid to similarly situated employees of businesses similar in type and size to Employer, the financial condition of Employer, and the economic and market conditions to which Employer is or may be subject.

        5.    Termination of Employment for Cause.

          a.    Termination for Cause. For just cause Employer may terminate this Agreement immediately at any time without further liability to Employee by giving written notice of termination to Employee. For the purposes of this Agreement, just cause includes, but is not necessarily limited to the occurrence of any of the following events:

            i.      The conviction of Employee in a court of law of any offense involving money or other property or of any crime that constitutes a felony, or any misdemeanor involving moral turpitude;

            ii.    A guilty plea or nolo contendere plea to a felony;

            iii.    A determination by a licensed physician of the state of which Employee maintains his permanent residence that Employee is mentally incompetent or chemically dependent;

            iv.    Employee's repeated and/or willful violation of specific written directions of the Board of Directors of Employer or any supervisor of Employee, or Employer's established policies and procedures on employment, which may be revised from time to time in the sole discretion of Employer;

            v.    A determination that any statement, representation or warranty made to Employer by Employee shall be false or misleading;

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            vi.    Fraud, misappropriation, embezzlement or any other action of material misconduct against Employer or any of its affiliates or subsidiaries;

            vii.  Failure to disclose any criminal or civil fraud charges brought against Employee at any time or failure to disclose a prior business or personal bankruptcy action involving Employee;

            viii.  A material violation of any law, rule or regulation or any governmental or regulatory body material to the business of Employer;

            ix.    Substantial failure to render services or perform job duties, provided that:

              (1)  A written demand for performance has been delivered to the Employee by the Company at least ten (10) days prior to termination identifying the manner in which Employer believes that the Employee has failed to perform; and

              (2)  The Employee has thereafter failed to remedy such failure to perform;

            x.    A determination by Employer that the Employee is an "unsuitable person". For this Agreement, an "unsuitable person" means a Person who (i) has been denied licensing or other related approvals by a regulatory authority or who has been determined to be unsuitable to be associated with a gaming enterprise either by a regulatory authority or through independent investigation by the Employer's Compliance Committee or an affiliate; (ii) is commonly and publicly considered to be notorious and unsavory by virtue of his conduct or his affairs and associations; or (iii) is considered by a regulatory authority to be notorious and unsavory by virtue of his conduct, his affairs, his associations or as a result of a regulatory authority's intelligence investigation;

            xi.    A determination by Employer's Board of Directors that Employee has engaged in any conduct, act or omission, which jeopardizes Employer's federal, state, sovereign, or local governing authority licensing or other approvals deemed material by Employer;

            xii.  Any acts of violence or threats of violence made by the Employee against Employer or anyone associated with Employer's business;

            xiii.  The solicitation or acceptance of payment or gratuity from any existing or potential customer or supplier of Employer without the prior written consent of the Board of Directors of Employer;

            xiv.  Subject to applicable federal or state laws relating to the same, drug dependency or habitual insobriety;

            xv.  Employee's inability or failure to obtain and/or retain requisite licenses, permits and authorizations required by the various gaming jurisdictions of individuals for the position for which Employee was hired; or

            xvi.  Gross incompetence.

          b.    Salary and Benefits upon Termination for Cause. In the event of termination for cause, the Employee shall be paid the Employee's Base Annual Salary through the effective date of termination. After the effective date of termination, the Employee shall not be entitled to accrue or vest in any further salary, severance pay, benefits, fringe benefits or entitlements except as may be required by statute or regulation of any agency or competent jurisdiction.

        6.    Termination by Mutual Consent. The Employment Term may be terminated at any time with the mutual consent of Employer and Employee, and upon mutually acceptable terms.

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        7.    Termination without Cause. In the event Employer or any successor or assignee of Employer terminates this Agreement without cause, then in such event:

          a.    All stock options to acquire common stock of Employer granted to Employee under this Agreement or any other contract or agreement, whether vested or not, become one hundred percent (100%) vested in favor of Employee; and

          b.    Employee shall be entitled to a severance benefit in an amount equal to Employee's then current Base Annual Salary, which shall be paid in a lump sum on the termination date of this Agreement.

        8.    Merger or Change of Ownership. Any other provision in this Agreement to the contrary notwithstanding, upon (i) any merger or consolidation involving Employer if Employer is not the surviving entity; (ii) any transfer of all or substantially all of the assets of Employer; (iii) any voluntary or involuntary dissolution of Employer; or (iv) any material change in ownership of Employer which results in a change of a majority of Employer's Board of Directors, then in such event, at the sole discretion of Employee:

          a.    Employee may elect to remain an employee of Employer or any successor or assignee of Employer under such terms and conditions mutually agreed to by and between the parties, or

          b.    Employee may elect to terminate this Agreement and all stock options to acquire common stock of Employer granted to Employee under this Agreement or any other contract or agreement, whether vested or not, shall become one hundred percent (100%) vested in favor of Employee; and Employee shall be entitled to a severance benefit in an amount equal to Employee's then current Base Annual Salary, which shall be paid in a lump sum on the effective date of Employee's termination of this Agreement.

        9.    Covenant of Confidentiality. All documents, records, files, manuals, forms, materials, supplies, computer programs, trade secrets, customer lists, and other information which comes into Employee's possession from time to time during Employee's employment by Employer, and/or any of Employer's subsidiaries or affiliates, shall be deemed to be confidential and proprietary to Employer and shall remain the sole and exclusive property of Employer. Employee acknowledges that all such confidential and proprietary information is confidential, proprietary, and not readily available to Employer's business competitors. On the effective date of the termination of the employment relationship or at such other date specified by Employer, Employee agrees that Employee will return to Employer all such confidential and proprietary items (including, but not limited to, company manuals and keys) in Employee's control or possession, and all copies thereof, and that Employee will not remove any such items from the offices of Employer. It is the intention of the parties that the broadest possible protection be given to Employer's trade secrets and proprietary information and nothing in this Section shall in any way be construed to narrow or limit the protection and remedies afforded by the Uniform Trade Secrets Act.

        10.  Covenant of Non-Disclosure. Without the prior written approval of Employer, Employee shall keep confidential and not disclose or otherwise make use of any of the confidential or proprietary information or trade secrets referred to in this Agreement nor reveal the same to any third party whomsoever, except as required by law.

        11.  Covenant of Non-Solicitation.

          a.    Of Employees. During the Term of this Agreement and for a period of one (1) year following the effective date of termination of the employment relationship, Employee, either on Employee's own account or for any person, firm, company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any employee of Employer, or any of its subsidiaries

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  or affiliates to leave their employment or to breach their employment agreement, if any, with Employer.

          b.    Of Customers. During the Term of this Agreement and for a period the longer of (i) one (1) year following the effective date of termination of the employment relationship or (ii) the time the Covenant Against Competition (defined below) remains in effect, Employee, either on Employee's own account or for any person, firm, company or other entity, shall not solicit or induce, or attempt to induce, any customer of Employer to purchase any products or services which compete with any products or services offered by Employer at the time of the termination of the employment relationship.

          c.    Of Funding Sources. During the Term of this Agreement and for a period the longer of (i) one (1) year following the effective date of termination of the employment relationship or (ii) the time the Covenant Against Competition (defined below) remains in effect, Employee, either on Employee's own account or for any person, firm, company or other entity, shall not solicit or induce, or attempt to induce, any funding source of Employer to discontinue providing funds to Employer or to provide any products or services to any competitors of Employer as described herein.

        12.  Covenant of Cooperation. Employee agrees to cooperate with Employer in any litigation or administrative proceedings involving any matters with which Employee was involved during Employee's employment by Employer. Employer shall reimburse Employee for reasonable expenses incurred in providing such assistance.

        13.  Covenant Against Competition.

          a.    Scope and Term. During the Term of this Agreement and for an additional period after the expiration or termination of the employment relationship between Employer and Employee (excluding a termination as specified in Section 7 and Section 8), which period shall be the shorter of (i) the number of days Employee has been employed by Employer or (ii) six (6) months, Employee shall not directly or indirectly engage in or become a partner, officer, principal, employee, consultant, investor, creditor or stockholder of any business, proprietorship, association, firm, corporation or any other business entity which is engaged or proposes to engage or hereafter engages in any business which competes with the business of Employer and/or any of Employer's subsidiaries or affiliates in any geographic area in which Employer conducts business at the time of the termination or expiration of the employment relationship. Notwithstanding the foregoing, nothing contained herein shall prevent Employee from engaging in a business or accepting employment with a business, which does not provide services to the gaming industry or that is unassociated with the gaming industry in its entirety.

          b.    Acknowledgement of Limited Restriction. Both parties acknowledge that this Covenant only restricts employee's re-employment in the gaming industry and does not affect Employee's employment opportunities in the non-gaming industry. Both parties further acknowledge that the employment opportunities in the gaming industry represent only a small fraction of employment opportunities in the non-gaming industry. Employee acknowledges that the scope and term of this Covenant Against Competition are reasonable under the circumstances and the consideration provided by this Agreement is sufficient remuneration for the limited restriction this Covenant imposes on Employee's future employment opportunities.

        14.  Rights to Inventions.

          a.    Inventions Defined. "Inventions" means discoveries, concepts, and ideas, whether patentable, copyrightable, or not, relating to any present or prospective activities of Employer, including without limitation devices, processes, methods, formulae, techniques, and any improvements to the foregoing.

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          b.    Application. This Section shall apply to all Inventions made or conceived by Employee, whether or not during the hours of Employee's employment or with the use of Employer facilities, materials, or personnel, either solely or jointly with others, during the Term of Employee's employment by Employer and for a period of one (1) year after any termination of such employment.

          c.    Assignment. Employee hereby assigns and agrees to assign to Employer all of Employee's rights to Inventions and to all proprietary rights therein, based thereon or related thereto, including without limitation applications for United States and foreign letters patent and resulting letters patent.

          d.    Reports. Employee shall inform Employer promptly and fully of each Invention by a written report, setting forth in detail the structures, procedures, and methodology employed and the results achieved. A report shall also be submitted by Employee upon completion of any study or research project undertaken on Employer's behalf, whether or not in the Employee's opinion a given study or project has resulted in an Invention.

          e.    Patents. At Employer's request and expense, Employee shall execute such documents and provide such assistance as may be deemed necessary by Employer to apply for, defend or enforce any United States and foreign letters patent based on or related to such Inventions.

        15.  Remedies. Notwithstanding any other provision in this Agreement to the contrary, Employee acknowledges and agrees that if Employee commits a material breach of the Covenant of Confidentiality, Covenant of Non-Disclosure, Covenant of Non-Solicitation, Covenant of Cooperation, Covenant Against Competition, or Rights to Inventions, Employer shall have the right to have the obligations of Employee specifically enforced by any court having jurisdiction on the grounds that any such breach will cause irreparable injury to Employer and money damages will not provide an adequate remedy. Such equitable remedies shall be in addition to any other remedies at law or equity, all of which remedies shall be cumulative and not exclusive. Employee further acknowledges and agrees that the obligations contained in the foregoing referenced Sections of this Agreement are fair, do not unreasonably restrict Employee's future employment and business opportunities, are commensurate with the compensation arrangements set out in this Agreement and shall survive termination of the employment relationship and this Agreement.

        16.  Taxes. All compensation payable hereunder is gross and shall be subject to such withholding taxes and other taxes as may be required by law. Employee shall be responsible for the payment of all taxes attributable to the compensation provided by this Agreement except for those taxes required by law to be paid or withheld by Employer. Employee understands that certain benefits such as air flights, automobiles, computers, educational benefits, entertainment, club memberships, and/or travel (if applicable) may be included in Employee's income to the extent Employee uses them for personal purposes.

        17.  Arbitration. Any dispute that the parties to this Agreement are unable to resolve between them and for which relief is not already provided for in this Agreement, including a claim that a party has breached this Agreement and that this Agreement should be terminated, shall be submitted to arbitration under this paragraph. Arbitration shall take place in Las Vegas, Nevada, in accordance with the commercial arbitration rules of the American Arbitration Association and Federal Arbitration Act. The arbitrator is expressly authorized to enter an order, after hearing, granting any party to the dispute before it temporary or preliminary injunctive relief or any other relief that the arbitrator deems appropriate including money damages. The arbitrator or any party to a proceeding before the arbitrator may invoke the jurisdiction of the District Court of the State of Nevada in Clark County to enforce any temporary or preliminary injunction so issued by filing a petition for enforcement naming the enjoined person as respondent. Upon filing the petition, the court may enter any order it deems appropriate for enforcement of the injunction ordered by the arbitrator.

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        18.  Waiver of Jury Trial. The parties hereby knowingly and voluntarily waive their right to a jury trial on any claim or cause of action based upon or arising out of, directly or indirectly, this Agreement, any dealings between the parties relating to the subject matter hereof or thereof, and/or the relationship that is being established between the parties. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). This waiver may not be modified orally, and the waiver shall apply to any subsequent amendment, renewals, supplement or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

        19.  MISCELLANEOUS PROVISIONS

          a.    Acknowledgement. Employee acknowledges that Employee has been given a reasonable period of time to study this Agreement before signing it. Employee certifies that Employee has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. Employee further acknowledges that Employee is executing this Agreement freely, knowingly, and voluntarily and that Employee's execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, Employee does not rely on any inducements, promises, or representations by Employer or its principals other than the terms and conditions of this Agreement.

          b.    Amendments or Modifications. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

          c.    Assignment. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other. Any such assignment made without the prior written consent of the other party shall be null and void.

          d.    Attachments, Exhibits or Schedules. All attachments, exhibits or schedules to this Agreement, if any, are fully incorporated herein as though set forth at length.

          e.    Attorneys' Fees. Except as may otherwise be provided for in this Agreement, should either party hereto employ an attorney for the purpose of enforcement or construing this Agreement, or any judgment based upon this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all attorneys' fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the costs of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in such proceeding. As used herein, "prevailing party" shall mean the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

          f.      Authorization. Employer and Employee each represent and warrant to the other that they have the authority, power and right to deliver, execute and fully perform the terms of this Agreement.

          g.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective, permitted successors, heirs, executors, administrators, assigns, and all persons claiming by, through or under them.

          h.    Breach—Right to Cure. A party shall be deemed in breach of this Agreement only upon the failure to perform any obligation under this Agreement after receipt of written notice of breach and failure to cure such breach within ten (10) days thereafter; provided, however, such notice shall not be required where a breach or threatened breach would cause irreparable harm to

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  the other party and such other party may immediately seek equitable relief in a court of competent jurisdiction to enjoin such breach.

          i.      Captions, Headings and Titles. The captions, headings and titles of the various sections of this Agreement are for convenience only and are not to be construed as confining or limiting in any way the scope or intent of the parties or the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

          j.      Effective Only Upon Execution by Authorized Officers. This Agreement shall have no force or effect and shall be unenforceable until unless executed by the Employer's Chief Executive Officer or a member of the Compensation Committee and such executed Agreement is delivered to the Employee.

          k.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, negotiations, representations or understandings, whether written or oral, between the parties hereto relating to the subject matter of this Agreement. Any prior agreements, promises, negotiations, representations or understandings, either oral or written, not expressly set forth in this Agreement shall no force or effect.

          l.      Further Assurances. The parties further covenant and agree to do, execute and deliver, or cause to be done, executed and delivered, and covenant and agree to use their best efforts to cause their successors and assigns to do, execute and deliver, or cause to be done, executed and delivered, all such further acts, transfers and assurances, for implementing the intention of the parties under this Agreement, as the parties reasonably shall request. The parties agree to execute any additional instruments or agreements necessary to effect the intent of this Agreement.

          m.    Governing Law. The substantive and procedural laws of the State of Nevada shall govern the validity, construction, interpretation, performance and enforcement of this Agreement and the parties agree to jurisdiction in Nevada without reference to its conflict of laws provisions. The parties also hereby agree that any action and/or proceeding in connection with this Agreement shall only be brought in the venue of Clark County, Nevada.

          n.    License and Permits. Each party shall obtain and maintain on an active and current basis, all licenses, permits, registrations, approvals and other authority as may be required from any applicable federal, state, tribal and local governments and agencies having jurisdiction over the subject matter of this Agreement.

          o.    Non-Party Beneficiaries. Nothing herein, whether express or implied shall be construed to give any person other than the parties, and their successors and permitted assigns, any legal or equitable right, remedy of claim under or in respect of this Agreement; but this Agreement shall be held to be for the sole and exclusive benefit of the parties, and their successors and assigns.

          p.    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall either be delivered personally to the party to whom such notice is given, or sent to it by United States registered or certified mail, postage prepaid and return receipt requested, addressed

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  or delivered to such party at the address or addresses designated below (or such other address or addresses as may hereafter be designated by a party) by written notice to the other party:

To Employee:	Joe S. Rolston IV 6171 McLeod Drive Las Vegas, NV 89120-4048

To Employer:	Board of Directors of PDS Gaming Corporation Attention: Johan P. Finley, Chairman 6171 McLeod Drive Las Vegas, NV 89120-4048

          q.    Pronouns. Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places herein in which the context requires such substitution or substitutions.

          r.    Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

          s.    Suitability. Employee understands and acknowledges that Employee's employment is subject to the satisfactory conclusion of a background investigation. Any other provision in this Agreement to the contrary notwithstanding, Employer may terminate this Agreement without further obligation or liability to Employee if a background investigation of Employee reveals information which, in the reasonable judgment of Employer, (i) would materially interfere with, impede or impair the efficient and effective performance of Employee's duties under this Agreement or (ii) could subject Employer to significant disciplinary action or cause Employer to lose or become unable to obtain or reinstate any federal, state and/or foreign registration, license or approval material to Employer's business or the business of any Employer affiliate or subsidiary.

          t.      Time of Essence. Time is of the essence of this Agreement and all its provisions. In the event the provisions of this Agreement require any act to be done or to be taken hereunder on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday.

          u.    Waiver. The failure of any party to insist, in any one or more instances, upon performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right or power.

        IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.

"Employer"		"Employee"

PDS GAMING CORPORATION

By:	/s/ JOHAN P. FINLEY Johan P. Finley Chief Executive Officer	/s/ JOE S. ROLSTON IV Joe S. Rolston IV

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EXHIBIT 10.36
EMPLOYMENT AGREEMENT
RECITALS